Exhibit 5.1

September 18, 2015

CollabRx, Inc.

44 Montgomery Street, Suite 800

San Francisco, California 94104

Re:	Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-205733) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by CollabRx, Inc, a Delaware corporation (the “Company”) of up to 56,325,504 shares of the Company’s Common Stock, $0.01 par value per share; 5,000 shares of the Company’s Series B Preferred Stock, $0.01 par value per share; 50,000 shares of the Company’s Series D Preferred Stock, $0.01 par value per share; and 45,000 shares of the Company’s Series E Preferred Stock, $0.01 par value per share (the “Shares”), which may be issued to the stockholders of Medytox Solutions, Inc. (“Medytox”) in connection with the merger contemplated by the Agreement and Plan of Merger dated April 15, 2015, by and among the Company, Medytox, and CollabRx Merger Sub, Inc. (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the federal laws of the United States and the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that when (i) the Certificate of Amendment attached as Annex G, (ii) the Certificate of Designation of Series B Convertible Preferred Stock attached at Annex I-1, (iii) the Certificate of Designation of Series D Convertible Preferred Stock attached at Annex I-12, and (iv) the Certificate of Designation of Series E Convertible Preferred Stock attached at Annex I-18 to the Joint Proxy Statement/Prospectus included in the Registration Statement have been filed with the Secretary of State of the State of Delaware, the Shares will be duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Medytox in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP